Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Stock Option Plan, Restricted Share Unit Plan, and the Non-Employee Directors Deferred Share Unit Plan of Response Biomedical Corp. of our report dated March 29, 2012, with respect to the consolidated financial statements of Response Biomedical Corp. for the year ended December 31, 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Vancouver, Canada
June 19, 2013	Chartered Accountants